Exhibit 99.1

Edgewise Therapeutics Reports First Quarter 2022 Financial Results

– Completed enrollment of the ARCH open label study of EDG-5506 in Becker muscular dystrophy (BMD) –
– Enrollment initiated in Edgewise-funded Natural History Trial of BMD –
– Phase 2 trials in BMD and Duchenne muscular dystrophy (DMD) planned to start in 2022 –
– Cash, cash equivalents and marketable securities of $265.8 million as of March 31, 2022 –

BOULDER, Colo.--(BUSINESS WIRE)--May 11, 2022--Edgewise Therapeutics, Inc., (NASDAQ: EWTX), a clinical-stage biopharmaceutical company focused on developing orally bioavailable, small molecule therapies for the treatment of rare muscle disorders, today reported financial results for the first quarter of 2022 and recent business highlights.

“2022 is off to a great start with the positive EDG-5506 data in individuals with BMD, a disorder for which there are no approved treatments,” said Kevin Koch, Ph.D., President and Chief Executive Officer of Edgewise. “Based on these exciting results and the potential to bring EDG-5506 to the BMD and DMD communities, we are working with urgency on behalf of patients to initiate our Phase 2 trials in BMD in the coming weeks and in DMD later this year.”

Recent Highlights

EDG-5506 ARCH Study Completed Enrollment

The Company completed enrollment in the ARCH open label study that is evaluating EDG-5506 in 12 adult males with BMD. All those who participated the Phase 1b first-in-human study of EDG-5506 enrolled in the study. The study is evaluating multiple doses of EDG-5506 administered daily over 12 months. Safety, pharmacokinetics (PK), changes in biomarkers of muscle damage such as creatine kinase (CK) and fast skeletal muscle troponin (TNNI2), measures of function with North Star Ambulatory Assessments/ North Star Ambulatory Assessments Limb Girdle Type Muscular Dystrophies (NSAA/NSAD), time function tests and patient-reported outcomes, will be evaluated. The Company anticipates interim data from the ARCH trial during the second quarter of 2022. Go to clinicaltrials.gov to learn more about this study (NCT05160415).

Natural History Study of Becker Muscular Dystrophy

An Edgewise-funded Natural History Trial of BMD is enrolling individuals. The trial is designed to understand the disease progression of individuals with BMD as assessed by functional measures and imaging endpoints. This global, multi-center trial is led by the GRASP (Genetic Resolution and Assessments Solving Phenotypes) consortium and Virginia Commonwealth University (VCU), in collaboration with ImagingDMD University of Florida (UF).

The trial is expected to recruit approximately 150 individuals with BMD to collect information over a two-year period, which may provide a more comprehensive understanding of the disease and help advance potential future therapies, such as Edgewise’s lead clinical candidate, EDG-5506. This observational study (NCT05257473) will enroll individuals, ages 8 and older, at multiple locations across the United States and Europe. As a natural history study, it will not test any investigational drugs, but rather monitor participants over time to examine their disease course.

Advanced Preclinical Research Programs

The Company is advancing the EDG-002 program, which is focused on identifying cardiac muscle modulators with a novel mechanism of action, initially targeting inherited hypertrophic cardiomyopathy (HCM). Further, the team is exploring the potential of this novel mechanism across other cardiac disorders. Preliminary preclinical studies offer evidence that the EDG-002 program has the potential to yield molecules that could become a new standard of care for the treatment of HCM. We plan to initiate IND-enabling studies in 2022.

Strengthened Engagement with Muscular Dystrophy Scientific and Patient Communities

During the quarter, Edgewise’s leadership had multiple presentations on EDG-5506 at the Annual MDA Clinical and Scientific Conference and the Parent Project Italy’s International Conference. Further, they presented at a Community Webinar with the Muscular Dystrophy Association. The presentations are available on the Edgewise website at www.edgewisetx.com.

First Quarter Financial Results

Cash, cash equivalents and marketable securities were $265.8 million as of March 31, 2022. The Company anticipates its cash resources on hand will be sufficient to support its planned growth and operations through 2024.

Research and development (R&D) expenses were $11.1 million for the first quarter 2022, compared to $9.1 million for the immediately preceding quarter. The increase of $2.0 million was primarily driven by $1.3 million of higher external research and development expenses related to our EDG-5506 clinical program such as product candidate manufacturing costs to support future trials, an increase of $0.2 million related to increased drug discovery and preclinical development of our other programs and an increase of $0.5 million in employee-related costs to support the growth of our research and development programs.

General and Administrative (G&A) expenses were $3.7 million for the first quarter 2022, which is the same as the immediately preceding quarter.

Net loss and net loss per share for the first quarter of 2022 was $14.7 million or $0.30 per share, compared to $12.7 million or $0.26 per share for the immediately preceding quarter.

About EDG-5506 for DMD and BMD

EDG-5506 is an orally administered small molecule designed to address muscle damage induced by mechanical stress in dystrophinopathies including DMD and BMD. EDG-5506 presents a novel mechanism of action to selectively limit the exaggerated muscle damage caused by the absence of functional dystrophin. EDG-5506 has the potential to benefit a broad range of patients suffering from debilitating rare neuromuscular disorders. It is anticipated to be used as a single agent therapy, but it may also provide a synergistic or additive effect in combination with available therapies and therapies currently in development. In August 2021, the U.S. Food and Drug Administration granted Fast Track designation to EDG-5506 for the treatment of individuals with BMD.

The Company has completed a Phase 1 clinical trial of EDG-5506 designed to evaluate safety, tolerability, PK and PD of EDG-5506 in adult healthy volunteers (Phase 1a) and in adults with BMD (Phase 1b). Go to clinicaltrials.gov to learn more about this clinical trial (NCT04585464). A follow-on open-label, single-center study is assessing the long-term safety and PK of EDG-5506 in adults with BMD (NCT05160415). We anticipate initiation of Phase 2 trials in individuals with BMD (NCT05291091) in the second quarter of 2022 and DMD in the second half of 2022.

About Edgewise Therapeutics

Edgewise Therapeutics is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of innovative treatments for severe, rare neuromuscular and cardiac disorders for which there is significant unmet medical need. Guided by its holistic drug discovery approach to targeting the muscle as an organ, Edgewise has combined its foundational expertise in muscle biology and small molecule engineering to build its proprietary, muscle-focused drug discovery platform. Edgewise’s platform utilizes custom-built high throughput and translatable systems that measure integrated muscle function in whole organ extracts to identify small molecule precision medicines regulating key proteins in muscle tissue. To learn more, go to: www.edgewisetx.com or follow us on LinkedIn, Twitter andFacebook.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, statements regarding the potential of, and expectations regarding, Edgewise’s drug discovery platform, product candidates and programs, including EDG-5506 and EDG-002; statements regarding Edgewise’s expectations relating to its preclinical studies and clinical trials, including the timing of interim data from the ARCH trial and patient enrollment in the natural history study of BMD; statements about the expected timing of Edgewise’s initiation of its preclinical studies and clinical trials including its Phase 2 clinical trials of EDG-5506 in BMD and DMD and IND-enabling studies for EDG-002; statements regarding Edgewise’s pipeline of product candidates and programs; statements regarding the sufficiency of the Company’s cash resources; and statements by Edgewise’s president and chief executive officer. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained herein are based upon Edgewise’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those projected in any forward-looking statements due to numerous risks and uncertainties, including but not limited to: risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics and operating as an early clinical stage company including the potential for Edgewise’s product candidates to cause serious adverse events; Edgewise’s ability to develop, initiate or complete preclinical studies and clinical trials for, obtain approvals for and commercialize any of its product candidates for muscular dystrophy patients or other patient populations; the timing, progress and results of preclinical studies and clinical trials for EDG-5506 and the EDG-002 program; Edgewise’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; negative impacts of the COVID-19 pandemic on Edgewise’s operations, including preclinical and clinical trials; the timing, scope and likelihood of regulatory filings and approvals; the potential for any clinical trial results to differ from preclinical, interim, preliminary, topline or expected results; Edgewise’s ability to develop a proprietary drug discovery platform to build a pipeline of product candidates; Edgewise’s manufacturing, commercialization and marketing capabilities and strategy; the size of the market opportunity for Edgewise’s product candidates; the loss of key scientific or management personnel; competition in the industry in which Edgewise operates; Edgewise’s reliance on third parties; Edgewise’s ability to obtain and maintain intellectual property protection for its product candidates; general economic and market conditions; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in documents that Edgewise files from time to time with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are made as of the date of this press release, and Edgewise assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

Edgewise Therapeutics, Inc.
Condensed Statement of Operations
(in thousands except share and per share amounts, unaudited)

	Three months ended Mar.,	Three months ended Dec.,
	2022	2021
Operating expenses:
Research and development	$11,124	$9,088
General and administrative	3,702	3,734
Total operating expenses	14,826	12,822
Loss from operations	(14,826)	(12,822)
Interest income	166	126
Net loss	$(14,660)	$(12,696)
Net loss per share - basic and diluted	$(0.30)	$(0.26)
Weighted-average shares outstanding, basic and diluted	49,544,589	49,367,716

Edgewise Therapeutics, Inc.
Condensed Balance Sheet Data
(in thousands, unaudited)

	March, 31	December, 31
	2022	2021
Assets
Cash, cash equivalents and marketable securities	$265,833	$280,789
Other assets	6,912	4,444
Total assets	$272,745	$285,233
Liabilities and stockholders' equity
Liabilities	12,389	10,850
Stockholders' equity	260,356	274,383
Total liabilities and stockholders' equity	$272,745	$285,233

Contacts

Investors & Media
Michael Carruthers
Chief Financial Officer
ir@edgewisetx.com